EXHIBIT 10.3

                              BELMONT NATIONAL BANK
                       EXECUTIVE INCENTIVE CASH AGREEMENT

     THIS AGREEMENT is made this 2nd day of January, 1998, by and between the BELMONT NATIONAL BANK, a national banking association located in St. Clairsville, Ohio (the "Company"), and ______________________________ (the
"Executive").

                                  INTRODUCTION

     To encourage the Executive to remain an employee of the Company, the Company is willing to provide to the Executive a cash bonus opportunity.

                                    AGREEMENT

     The Executive and the Company agree as follows:

                                    Article I
                                   Definitions

     1.1 Definitions. Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

          1.1.1 "Disability" means, if the Executive is covered by a Company-sponsored disability insurance policy, total disability as defined in such policy without regard to any waiting period. If the Executive is not covered by such a policy, Disability means the Executive suffering a sickness, accident or injury which, in the judgment of a physician satisfactory to the Company, prevents the Executive from performing substantially all of the Executive's normal duties for the Company. As a condition to any benefits, the Company


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     may require the Executive to submit to such physical or mental evaluations and tests as the Company's Board of Directors deems appropriate.

          1.1.2 "Normal Retirement Age" means the Executive's 65 birthday.

          1.1.3 "Normal Retirement Date" means the later of the Executive's Termination of Employment or the Executive's Normal Retirement Age.

          1.1.4 "Peer Group ROE" means the ROE of a peer group of banks as defined in the SNL Executive Compensation Review (published by SNL Securities LC). The peer group to be the national ROE based on asset size category.

          1.1.5 "Return On Equity or ROE" means the Company's after tax net income at the end of the most recent fiscal year, adjusted for Extraordinary Items, divided by the Company's average equity for the fiscal year.

          1.1.6 "Termination of Employment" means the Executive ceasing to be employed by the Company for any reason whatsoever, voluntary or involuntary, other than by reason of an approved leave of absence.

          1.1.7 "Change of Control" means the Executive's Termination of Employment for reasons other than death, disability, retirement, or substantially diminished duties of the Executive, within twelve (12) months of the acquisition, directly or indirectly, by any "person" (as such term is defined for purposes of Section 13(d) and 14(d) of the Securities Exchange Act of 1934 ("Exchange Act")) of the beneficial ownership (as such term is defined for purposes of Section 13(d)(1) of the Exchange Act) of the shares of the Company which, when added to the other shares the beneficial ownership of which is held by such acquiror, shall result in such acquiror owning more than forty percent (40%) of the combined


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     voting power of the Company's then outstanding voting securities. Not included in the foregoing is an acquisition of such shares by:

          (a)  the Company or any subsidiary or affiliate of the Company; or

          (b) any person (as defined above) who on the date of this Agreement is a director of the Company or whose share or stock therein are treated as beneficially owned (as defined in Rule 13d-3 of the Exchange Act) by any such director.

                                    Article 2
                                   Cash Bonus

     2.1 Incentive Award. The Return On Equity ('ROE-) determined as of December 31 of each Plan Year shall determine the Executive's Cash Bonus Award Percentage, in accordance with the following chart:

     If the Company's ROE
     is greater or equal to
     the Peer Grout) ROE by:     and less than     Cash Bonus Award Percentage
     -----------------------     -------------     ---------------------------

             0%                      10%                     0%
             10%                     20%                     7.50%
             20%                     30%                     10.00%
             30%                     40%                     12.50%
             40%                     50%                     15.00%
             50%                     60%                     17.50%
             60%                     70%                     20.00%
             70%                     80%                     25.00%
             80%                     90%                     30.00%
             90%                     100%                    35.00%
             100%                    --                      40.00%

     * Average Peer Group ROE as reported by SNL Securities.


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     The above chart is specifically subject to change at the sole discretion of the Company's Board of Directors. The Cash Award is calculated annually by taking the Executive's base salary for the year in which the ROE was determined and multiplying it by the Cash Bonus Award Percentage.

                                    Article 3
                               Payment of Benefits

     3.1 Cash Bonus Award. If the Executive is employed by the Company on December 31 of the Plan Year, the Company will pay the Executive 90% of his Cash Bonus Award based on third quarter Peer Group ROE as reported by SNL Securities. Such payment will be made within 30 days after December 31 of the Plan Year. The remaining portion of the Executive's Cash Bonus Award based on year end Peer Group ROE results for the Plan Year will be paid to the Executive within 30 days of the Company's receipt of said information.

     3.2 Disability Benefit. Only for purposes of this Agreement, upon the Executive's Termination of Employment during the Plan Year due to Disability, the Executive shall be treated as if he was employed on December 31st of the Plan Year and the Company shall pay to the Executive his Cash Bonus Award.

     3.3 Change of Control Benefit. Only for purposes of this Agreement, upon a Change of Control during the Plan Year, the Executive shall be treated as if he was employed on December 31st of the Plan Year and the Company shall pay to the Executive his Cash Bonus Award.

     3.4 Death During Active Employment. If the Executive dies during the Plan Year while in the active Employment of the Company, the Company shall pay to the Executive's beneficiary the benefit described in this Section 3.4.


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          3.4.1 Amount of Benefit. The benefit under Section 3.4 is the Cash
     Bonus Award calculated as if the Executive were employed on December 31st of the Plan Year in which death occurred and as if the Executive was paid his entire salary for the Plan Year in which death occurred.

          3.4.2 Payment of Benefit. The Company shall pay the benefit to the Executive's beneficiary in the form of a lump sum payable within 90 days of the end of the Plan Year.

                                    Article 4
                                  Beneficiaries

     4.1 Beneficiary Designations. The Executive shall designate a beneficiary by filing a written designation with the Company. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and accepted by the Company during the Executive's lifetime. The Executive's beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive's estate.

     4.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Company may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

                                    Article 5
                               General Limitations


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     Notwithstanding any provision of this Agreement to the contrary, the
Company shall not pay any benefit under this Agreement:

     5.1 Excess Parachute Payment. To the extent the benefit would create an excise under the parachute payment rules under Section 280G of the Code.

     5.2 Termination for Cause. If the Company terminates the Executive's Employment for:

          5.2.1 Gross negligence or gross neglect of duties;

          5.2.2 Commission of a felony or of a gross misdemeanor involving moral turpitude; or

          5.2.3 Fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy committed in connection with the Executive's Employment.

                                    Article 6
                          Claims and Review Procedures

     6.1 Claims Procedure. The Company shall notify the Executive, the Executive's beneficiary, or any other party who claims a right to an interest under the Agreement (the "Claimant") in writing, within ninety (90) days of his or her written application for benefits, of his or her eligibility or ineligibility for benefits under the Agreement. If the Company determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Agreement on which the denial is based, (3) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of the Agreement's claims review procedure and other appropriate information as to the steps to be taken


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if the Claimant wishes to have the claim reviewed. If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional ninety-day period.

                                    Article 7
                           Amendments and Termination

     This Agreement may be amended or terminated at the sole discretion of the Board of Directors of the Company. The Board of Directors must give the Executive written notice prior to the date the Cash Bonus Award is payable under this Agreement.

                                    Article 8
                                  Miscellaneous

     8.1 Binding Effect. This Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, executors, administrators and transferees.

     8.2 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

     8.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

     8.4 Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.


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     8.5 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of Ohio, except to the extent preempted by the laws of the United States of America.

     8.6 Entire Agreement. This Agreement is the entire agreement between the parties and it contains all of the covenants and agreements between the Executive and the Company.

     8.7 Administration. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

          8.7.1 Interpreting the provisions of the Agreement;

          8.7.2 Establishing and revising the method of accounting for the Agreement;

          8.7.3 Maintaining a record of benefit payments;

          8.7.4 Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

     IN WITNESS WHEREOF, the Executive and a duly authorized Company officer have signed this Agreement.

EXECUTIVE:                              COMPANY:

                                        Belmont National Bank

                                        By:
-------------------------                    ---------------------------------
                                        Title:


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                              BELMONT NATIONAL BANK
                       EXECUTIVE INCENTIVE CASH AGREEMENT
                             BENEFICIARY DESIGNATION

I designate the following as beneficiary of any death benefits under Belmont National Bank Executive incentive Cash Agreement:

Primary:

Contingent:

Note: To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

I understand that I may change these beneficiary designations by filing a new written designation with the Company. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary, in the event of the dissolution of our marriage.

Signature:__________________

Date:


Accepted by the Company this ____ day of ________________, 19__.

By:_________________________
Title:


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